2708401

State of California
Secretary of State

I, BRUCE McPHERSON, Secretary of State of the State of California, hereby certify:

That the attached transcript of __1__ page(s) has been compared with the record on file in this office, of which it purports to be a copy, and that it is full, true and correct.

IN WITNESS WHEREOF, I execute this certificate and affix the Great Seal of the State of California this day of

FEB 24 2006

BRUCE McPHERSON
Secretary of State

Sec/State Form CE-107 (REV 03/31/05)

2788401

ENDORSED - FILED
in the office of the Secretary of State
of the State of California

FEB 24 2006

ARTICLES OF INCORPORATION

I

The name of this corporation is CHRISTIAN STANLEY, INC.

II

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the **GENERAL CORPORATION LAW** of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III

The name and address in the State of California of this corporation's initial agent for service of process is:

Name PACIFIC CORPORATE FILINGS, INC.

Address ____________________

City ____________________ State **CALIFORNIA** Zip ____________

IV

This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is 100,000,000.

Marsha Siha

Marsha Siha ,Incorporator

OFFICE OF THE SECRETARY OF STATE

Secretary of State ***Sample***
ARTS-GENERAL (Rev 07/2004)